Exhibit 3.87

WIRELESS ONE OF NORTH CAROLINA, L.L.C.

A North Carolina Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

WIRELESS ONE OF NORTH CAROLINA, L.L.C.

A North Carolina Limited Liability Company

THIS OPERATING AGREEMENT, is made and entered into as of the 31st day of August, 2007, by CT Communications, Inc., a North Carolina corporation (the “Member”).

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the North Carolina Limited Liability Company Act set forth at North Carolina General Statutes §57C et seq.

“Agreement” shall mean this Operating Agreement as amended from time to time, which replaces and supercedes the existing operating agreement of the Company.

“Certificate” shall mean the Articles of Organization, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Certificate.

“Distributions” shall mean distributions of cash or other property made by the Company to the Member from any source.

“Interest” shall mean all of the rights created under this Agreement or under the Act of the Member with respect to the Company and the Company’s assets and property.

“Manager” or “Managers” shall mean any person or entity that becomes a manager in accordance with the terms of this Agreement.

“Member” shall refer to CT Communications, Inc. and its successors and assigns.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1 Company Formation. The Company has been formed as a limited liability company under and pursuant to the Act. The Managers shall file the Certificate and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of North Carolina. The Managers may also direct that the Company be registered or qualified to do business in other jurisdictions.

SECTION 2.2 Name of Company. The name of the Company shall be as set forth in the Certificate.

SECTION 2.3 Purposes. The Company may have any lawful purpose as determined by the Member.

SECTION 2.4 Registered Office and Agent; Principal Office. The registered office of the Company in the State of North Carolina shall be such place in the State of North Carolina as the Managers shall designate. The initial registered agent at such address shall be CT Corporation System. The principal office of the Company shall be 4001 Rodney Parham Road, Little Rock, Arkansas 72212, or such other place as the Managers shall designate.

SECTION 2.5 Commencement and Term. The Company commenced upon the filing of the Certificate in the office of the Secretary of State of the State of North Carolina, as contemplated by Section 2.1 hereof, and shall continue until in perpetuity, unless sooner terminated as provided herein.

ARTICLE III

CAPITALIZATION, INTERESTS, LIMITED LIABILITY OF MEMBER,

RETURN OF CAPITAL AND INTEREST ON CAPITAL

SECTION 3.1 Initial Contributions and Interest. The Member has previously contributed its initial contribution to the Company and has received 100% of the Interest in the Company.

SECTION 3.2 Limited Liability of Members. The Member shall have no personal liability for any debts or losses of the Company beyond its Interest, except as provided by law. Other than as provided in this Agreement and as may be required under the Act, the Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

SECTION 3.3 Additional Contributions; Interest. The Member shall not be entitled to receive any interest on its contributions to the capital of the Company. The Member may make additional capital contributions to the Company as it may determine.

SECTION 3.4 Additional Members. Subject to compliance with Article VIII herein, the Manager may admit additional Members from time to time upon terms and conditions determined by the Member.

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1 Management; Identification of Company in Contracts. The management of the Company shall be vested in a Board of Managers. In all contracts, agreements and undertakings of the Company, the Company shall be identified as a limited liability company.

SECTION 4.2 Number, Tenure and Qualifications of Managers. The Manager(s) of the Company shall be appointed from time to time by the Member. Managers are not required to be residents of North Carolina or Members of the Company. The Manager as of the date of this Agreement shall be Francis X. Frantz and Jeffery R. Gardner to serve until their successors are duly appointed.

SECTION 4.3 Exclusive Control of Managers. Subject to the terms and provisions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Company.

SECTION 4.4 Officers.

(a) The Company shall also have officers to conduct the day-to-day management of the Company. The officers of the Company shall be chosen by the board of managers and shall include a President, Treasurer, and a Secretary. The board of manager may appoint such other officers and agents as it shall deem desirable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of manager. Any number of offices may be held by the same person. Officers of the Company need not be residents of North Carolina or Members of the Company.

(b) The officers shall report to and serve at the discretion of the Board of Managers. The officers shall hold office until their successors are duly appointed and qualified or until their earlier death, disability or removal. Any officer may be removed, with or without cause, at any time by the action of the Board of Managers.

SECTION 4.5 Limitations on Powers of Manager and Officers. Notwithstanding the authority granted to the Managers and the officers in this Article IV, without the prior written approval of the Member, neither the Managers nor any officer shall have any authority to:

(a) Do any act in contravention of the Certificate, this Agreement or the Act;

(b) Admit a person as a Member of the Company;

(c) Cause or permit the Company to redeem or repurchase Company Interests;

(d) Sell all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(e) Cause or permit the Company to merge or consolidate with any other entity; or

(f) Terminate or dissolve the Company, except as provided in Section 7.2(b).

SECTION 4.6 Other Business of Member and Managers. Any Member or Manager may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Neither the Company nor the Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper under this Agreement. Nothing herein shall be deemed to negate or modify any separate agreement among the Managers, the Member and the Company, or any of them, with respect to restrictions on competition.

ARTICLE V

DISTRIBUTIONS

SECTION 5.1 Distributions of Cash Flow. The Company may make Distributions to the Member from time to time as determined by the Managers.

ARTICLE VI

DISSOLUTION OF THE COMPANY

SECTION 6.1 Dissolution of the Company. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a) upon the written direction of the Member; or

(b) the expiration of the term of the Company as provided in Section 2.5 hereof.

SECTION 6.2 Winding Up and Liquidation.

(a) Upon the dissolution of the Company, its affairs shall be wound up as soon as practicable thereafter by the Member. Except as otherwise provided in Section 6.2(c), in winding up the Company and liquidating the assets thereof, the Managers, or other person so designated for such purpose, may arrange for the collection and disbursement to the Member of any future receipts from the Company property or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company property to any person, including persons related to the Member, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b) Upon the dissolution of the Company the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

(i) To the payment of or provision for all debts, liabilities, and obligations of the Company to any person, and the expenses of liquidation; and

(ii) to the Member in accordance with its Interest.

(c) Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

ARTICLE VII

WITHDRAWAL OF MEMBER AND TRANSFER

OF INTERESTS

SECTION 7.1 Transfer. The Member may transfer or assign its Interest at any time upon such terms and conditions as it may determine.

SECTION 7.2 Effect of Withdrawal. The Company shall not be dissolved by the dissolution or other event of withdrawal of a Member if any Member remains to carry on the business of the Company.

ARTICLE VIII

BOOKS; DEPOSITORY ACCOUNTS; ACCOUNTING REPORTS; ELECTIONS

SECTION 8.1 Books of Account. At all times during the continuance of the Company, the Managers shall maintain or cause to be maintained financial records and books of account showing all assets, liabilities, profits, losses, and records necessary for recording the Company’s business and affairs.

SECTION 8.2 Depository Accounts and Investment of Funds. The Managers or officers designated by the Managers may open and maintain on behalf of the Company one or more depository accounts at such times and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited.

ARTICLE IX

INDEMNIFICATION OF MANAGERS AND OFFICERS

SECTION 9.1 Limitation of Liability.

(a) To the fullest extent permitted by the North Carolina Limited Liability Company Act (“NCLLC”) as it now exists or may hereafter be amended, no Manager of the Company shall be liable to the Company or its Members for monetary damages arising from a breach of fiduciary duty owed to the Company or its Members.

(b) Any repeal or modification of the foregoing paragraph by the Company or its Members of the Company shall not adversely affect any right or protection of a Manager of the Company existing at the time of such repeal or modification.

SECTION 9.2 Extent of Indemnification. In addition to the indemnification otherwise provided by law, the Company shall indemnify and hold harmless its Managers and Indemnified Officers (as hereinafter defined) against all liability and litigation expense, including reasonable attorneys’ fees, arising out of their status as Managers or officers, or in their activities in any of the foregoing capacities. The Company shall also and to the same extent indemnify its Managers and Indemnified Officers from activities in any capacity in which they are or were serving at the Company’s request, in another company, partnership, joint venture, trust or other enterprise; provided, however, that the Company shall not indemnify a Manager or Indemnified Officer against liability or litigation expense that he may incur on account of his activities which at the time taken were known or believed by him to be clearly in conflict with the best interests of the Company. The Company shall also indemnify the Managers or Indemnified Officers for reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted herein, if it is determined in accordance with Section 9.3 of this Article that the Manager or Indemnified Officer is entitled to indemnification hereunder.

SECTION 9.3 Determination of Indemnification. Any indemnification under Section 9.2 shall be paid by the Company in any specific case only after a determination that the Manager or Indemnified Officer did not act in a manner, at the time the activities were taken, that was known or believed by him to be clearly in conflict with the best interests of the Company. such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of all the Managers of the Company who are not or were not parties to the action, suit or proceeding out of which the liability or expense for which indemnification is to be determined arose, or against whom the claim out of which such liability or expense arose is not asserted (“Disinterested Managers”), even though less than a quorum, or (b) if a majority (but not less than two) of Disinterested Managers so direct, by independent legal counsel in a written opinion, or (c) if there are less than two Disinterested Managers, by the affirmative vote of all of the Managers, or (d) by the vote of a majority of all of the voting shares other than those owned or controlled by Managers or Indemnified Officers who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares, or (e) by a court of competent jurisdiction.

SECTION 9.4 Advanced Expenses. Expenses incurred by a Manager or Indemnified Officer in defending a civil or criminal claim, action, suit or proceeding may, upon approval of a majority (but not less than two) of the Disinterested Managers, even though less than a quorum, or, if there are less than two Disinterested Managers upon approval of the board of managers, be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director of Indemnified Officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by the Company.

SECTION 9.5 Indemnified Officer. For purposes of this Article, “Indemnified Officer” shall mean (a) each officer who is also a manager or (b) each other officer who is designated by the board of managers from time to time as an Indemnified Officer; provided, however, that if any person ceases to be an Indemnified Officer, then such cessation shall have no effect with respect to actions arising prior to such time of cessation.

SECTION 9.6 Reliance and Consideration. Any manager or Indemnified Officer who at any time after the adoption of this Article serves or has served in any of the aforesaid capacities for or on behalf of the Company shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provisions of the Article. No amendment, modification or repeal of this Article shall adversely affect the right of any director or Indemnified Officer to indemnification hereunder with respect to any activities occurring prior to the time of such amendment, modification or repeal.

SECTION 9.7 Insurance. The Company may purchase and maintain insurance on behalf of its managers, officers, employees and agents and those persons who were serving at the request of the Company in any capacity in another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any manager, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the corporation of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the Company with respect to such payment.

SECTION 9.8 Merger or Consolidation. For purposes of this Article, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers and employees or agents, so that any person who is or was a director, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued.

SECTION 9.9 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each person entitled to indemnification under Section 9.2 of this Article IX as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.

SECTION 10.2 Amendment, Interpretation and Construction. Any modification or amendment to this Agreement must be in writing signed by the Member. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

SECTION 10.4 Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.

SECTION 10.5 Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the Member and its successors and assigns.

SECTION 10.6 Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 10.7 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

SECTION 10.8 Determination of Matters Not Provided For In This Agreement. The Managers shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of the day and year first written above.

CT COMMUNICATIONS, INC.

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer